Filed Pursuant to Rule 424(b)(2)
Registration No. 333-156700

PROSPECTUS SUPPLEMENT
(To Prospectus dated January 13, 2009)

$300,000,000
Huntington Bancshares Incorporated
7.000% Subordinated Notes due 2020

We are offering $300,000,000 aggregate principal amount of our 7.000% Subordinated Notes due 2020 (which we refer to as the “Notes”). We will pay interest on the Notes on each June 15 and December 15, commencing on June 15, 2011. The Notes will mature on December 15, 2020. The Notes will not be redeemable prior to maturity. There is no sinking fund for the Notes. The Notes will not be listed on any securities exchange.

The Notes will be unsecured and subordinated in right of payment to the payment of our existing and future senior indebtedness, and they will be structurally subordinated to all of our subsidiaries’ existing and future indebtedness and other obligations. In the event of our bankruptcy or insolvency, the holders of the Notes will not be entitled to receive any payment with respect to the Notes until all holders of senior indebtedness are paid in full. The Notes are obligations of Huntington Bancshares Incorporated only and are not obligations of, and are not guaranteed by, any of our subsidiaries.

We intend to use the net proceeds from this offering and from our recently priced common stock offering, described under “Prospectus Supplement Summary — Common Stock Offering,” together with other available funds, to repurchase all $1.398 billion of the Fixed Rate Cumulative Perpetual Preferred Stock, Series B (which we refer to as “Series B Preferred Stock”), that we issued to the U.S. Department of the Treasury (which we refer to as “U.S. Treasury”) as part of the U.S. Treasury’s TARP Capital Purchase Program at such time as our banking regulators authorize and the U.S. Treasury formally approves such repurchase. See “Use of Proceeds.” Although we intend to use the net proceeds from this offering and the common stock offering, together with other available funds, to repurchase the Series B Preferred Stock, the consummation of this offering is not conditioned upon the consummation of the common stock offering or the repurchase.

The Notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The Notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

Investing in the Notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

		Underwriting
	Price to Public(1)	Discounts	Proceeds to Us

Per Note	100.000%	0.875%	99.125%
Total	$300,000,000	$2,625,000	$297,375,000

(1)	Plus accrued interest, if any, from the original issue date.

The underwriters expect to deliver the Notes to purchasers in book-entry form through the facilities of The Depository Trust Company, on or about December 17, 2010.

Sole Book-Running Manager
Goldman, Sachs & Co.

Joint Lead Managers

Morgan Stanley	Sandler O’Neill + Partners, L.P.
Co-Manager
Barclays Capital

Prospectus Supplement dated December 15, 2010

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it.

We are not making an offer of the Notes covered by this prospectus supplement in any jurisdiction where the offer is not permitted.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus or any free writing prospectus prepared by us is accurate as of any date other than the respective dates thereof.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of the offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to the offering. You should read both this prospectus supplement and the accompanying prospectus, together with the additional information described under the heading “Where You Can Find More Information” below.

All references in this prospectus supplement to “Huntington,” “we,” “us,” “our” or similar references mean Huntington Bancshares Incorporated and its successors and include our consolidated subsidiaries only where specifically so stated.

If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.

Currency amounts in this prospectus supplement are stated in U.S. dollars.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov and on the investor relations page of our website at www.huntington.com. Except for those SEC filings incorporated by reference in this prospectus supplement, none of the other information on our website is part of this prospectus supplement. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus supplement. Some information contained in this prospectus supplement updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus supplement. In other words, in the case of a conflict or inconsistency between information in this prospectus supplement and/or information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

Statements contained in this prospectus supplement or the accompanying prospectus as to the contents of any contract or other document referred to in this prospectus supplement or the accompanying prospectus do not purport to be complete, and where reference is made to the particular provisions of such contract or other document, such provisions are qualified in all respects by reference to all the provisions of such contract or other document.

In reviewing any agreements incorporated by reference, please remember that they are included to provide you with information regarding the terms of such agreements and are not intended to provide any other factual or disclosure information about Huntington. The agreements may contain representations and warranties by Huntington or other parties, which should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. The representations and warranties were made only as of the date of the relevant agreement or such other date or dates as may be specified in such agreement and are subject to more recent developments. Accordingly, those representations and warranties alone may not describe the actual state of affairs as of the date they were made or at any other time.

This prospectus supplement incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the termination of the offering of these securities:

•	Annual Report on Form 10-K for the year ended December 31, 2009 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on February 26, 2010);

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010; and

•	Current Reports on Forms 8-K and 8-K/A filed on December 13 (except for the furnished portions), October 26, August 24, July 22 (except for the furnished portions), April 27 (except for the furnished portions), March 9 (except for the furnished portions), January 22 (except for the furnished portions) and January 11, 2010.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus supplement but not delivered with this prospectus supplement. You may make a request by writing to the following address or calling the following telephone number:

Jay Gould Sr.
Investor Relations
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
Phone: (614) 480-4060

PROSPECTUS SUPPLEMENT SUMMARY

The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference into this prospectus supplement or the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read this entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and the documents incorporated by reference herein, before making an investment decision.

Huntington Bancshares Incorporated

We are a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, a customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. We also offer retail and commercial financial services online at huntington.com, through our 24-hour telephone bank, and through our network of over 1,300 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. During 2010, we have continued the expansion of our automobile lending operations eastward, complementing our Eastern Pennsylvania operations with expansion into five New England States. Selected financial service activities are also conducted in other states including: Private Financial offices in Florida, Massachusetts and New York; and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and limited purpose offices located in the Cayman Islands and Hong Kong.

As a registered financial holding company, we are subject to the supervision of the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

At September 30, 2010, we had, on a consolidated basis, total assets of approximately $53.2 billion, total deposits of approximately $41.1 billion and total shareholders’ equity of approximately $5.6 billion.

Our principal executive office is located at Huntington Center, 41 South High Street, Columbus, Ohio 43287, telephone number: (614) 480-8300.

Common Stock Offering

On December 13, 2010, we commenced and priced a separate registered public offering of 146,031,747 shares of our common stock at a price to the public of $6.30 per share, or approximately $920.0 million in aggregate gross proceeds. We undertook the common stock offering, which is scheduled to be consummated on December 17, 2010, subject to satisfaction of the conditions to closing set forth in the underwriting agreement for that offering, in connection with our proposed repurchase of the Series B Preferred Stock described under “Use of Proceeds.” The consummation of the offering of Notes pursuant to this prospectus supplement is not conditioned upon the consummation of the common stock offering, and vice versa. This prospectus supplement is not an offer to sell any such common stock; any offer to sell such common stock will be made only by a separate prospectus supplement.

Conflicts of Interest

Our affiliate, The Huntington Investment Company, is a member of the Financial Industry Regulatory Authority, Inc. (which we refer to as “FINRA”) and is participating in the distribution of the Notes. The distribution arrangements for this offering comply with the requirements of NASD Conduct Rule 2720, as administered by FINRA, regarding a FINRA member’s firm participation in the distribution of securities of an affiliate. In accordance with Rule 2720, no FINRA member firm that has a conflict of interest under Rule 2720 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including The Huntington Investment Company, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

The Offering

The following summary of this offering contains basic information about this offering and the terms of the Notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes.”

Issuer:	Huntington Bancshares Incorporated, a Maryland corporation

Securities Offered:	7.000% Subordinated Notes due 2020

Aggregate Principal Amount:	$300,000,000

Maturity:	December 15, 2020

Issue Price:	100.000% plus accrued interest, if any, from and including December 17, 2010

Interest Rate:	7.000% annually

Interest Payment Dates:	Each June 15 and December 15, commencing June 15, 2011

Ranking:	The Notes will be unsecured and subordinated in right of payment to the payment of our existing and future Senior Debt (as defined in the Indenture and described below under “Description of the Notes”), will rank equal in right of payment to all of our existing and future indebtedness ranking on a parity with the Notes and will be senior to any obligation of Huntington that ranks junior and not equally with or prior to the Notes. As of September 30, 2010, we had no Senior Debt, approximately $50.0 million of indebtedness ranking on a parity with the Notes and approximately $587.4 million of indebtedness ranking junior to the Notes. Payment of principal and interest will be structurally subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries. As of September 30, 2010, we had total consolidated indebtedness of $3.5 billion, including $2.9 billion of indebtedness of our subsidiaries.

The indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or pari passu with the indebtedness evidenced by the Notes that we may incur hereafter.

Form:	Fully-registered global notes in book-entry form

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Further Issuances:	The Notes will be limited initially to $300,000,000 in aggregate principal amount. We may, however, “reopen” the Notes and issue an unlimited principal amount of additional Notes in the future without the consent of the Note holders.

Use of Proceeds:	We estimate that the net proceeds from this offering will be approximately $296,075,000, after deducting estimated expenses and underwriting discounts and commissions. We intend to use the net proceeds, together with the proceeds of our common stock offering described above under “— Common Stock Offering” and other funds, to repurchase all $1.398 billion of the Series B Preferred Stock that we issued to the

U.S Department of the Treasury (which we refer to as the “U.S. Treasury”) as part of the U.S. Treasury’s TARP Capital Purchase Program (which we refer to as the “CPP”) at such time as our banking regulators authorize and the U.S. Treasury formally approves such repurchase. We currently anticipate based on discussions with our banking regulators that we will be permitted to repurchase the Series B Preferred Stock following consummation of this offering and the common stock offering. If the repurchase is not authorized and approved, we will use the net proceeds from this offering for general corporate purposes. While we intend to use the net proceeds from this offering, together with the net proceeds from our common stock offering and other available funds, to repurchase the Series B Preferred Stock, the consummation of this offering is not conditioned upon the consummation of the common stock offering or the repurchase.

If the repurchase is completed, we may seek to repurchase the common stock warrant (which we refer to as the “Warrant”) that we issued to the U.S. Treasury as a result of our participation in the CPP at a price to be negotiated with the U.S. Treasury. There can be no assurance that we will be authorized and approved to repurchase the Series B Preferred Stock or that we will repurchase the Warrant.

Risk Factors:	Investing in the Notes involves risks. Please refer to “Risk Factors” and other information included or incorporated by reference in this prospectus supplement or the accompanying prospectus for a discussion of factors you should carefully consider before investing in the Notes.

Governing Law:	The Notes and the subordinated debt indenture for the Notes will be governed by New York law.

Listing and Trading Markets:	We do not intend to list the Notes on any securities exchange. Currently there is no public market for the Notes and there can be no assurances that any public market for the Notes will develop.

RISK FACTORS

      An investment in the Notes is subject to certain risks. The trading value of the Notes could decline due to any of these risks, and you may lose all or part of your investment. Before you decide to invest, you should consider the risk factors below relating to the offering as well as the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, as supplemented by our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2010 and in the other documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

Our obligations under the Notes will be unsecured and subordinated.

Our obligations under the Notes will be unsecured and subordinated in right of payment to all of our existing and future Senior Debt. As of September 30, 2010, we had no Senior Debt, approximately $50.0 million of indebtedness ranking on a parity with the Notes and approximately $587.4 million of indebtedness ranking junior to the Notes. As of that date, we had a total consolidated indebtedness of $3.5 billion, including $2.9 billion of indebtedness of our subsidiaries. We may incur substantial other indebtedness, including additional Senior Debt and indebtedness ranking on a parity with the Notes, in the future. The indenture governing the Notes does not contain any limitation on the amount of debt or other obligations ranking senior to or pari passu with the indebtedness evidenced by the Notes that we may incur hereafter.

The Notes will be structurally subordinated to the debt of our subsidiaries, which will not guarantee the Notes.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes, to participate in the assets of any subsidiary during its liquidation or reorganization will be subject to the prior claims of the subsidiary’s creditors unless we are ourselves a creditor with recognized claims against the subsidiary. Any loans that we make to The Huntington National Bank, our banking subsidiary, would be subordinate in right of payment to deposits and to other indebtedness of The Huntington National Bank. Claims from creditors (other than us) against the subsidiaries may include long-term and medium-term debt and substantial obligations related to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, and other short-term borrowings. The Notes are not obligations of, nor guaranteed by, our subsidiaries and our subsidiaries have no obligation to pay any amounts due on the Notes. The indenture governing the Notes does not contain any limitation on the amount of debt or other obligations that our subsidiaries may incur hereafter.

We are a holding company and depend on our subsidiaries for payments of principal and interest.

The Notes are obligations of Huntington exclusively and are not guaranteed by any of our subsidiaries. We are a separate and distinct legal entity from our bank and other subsidiaries. Our principal source of funds to make payments on the Notes and our other securities is dividends from The Huntington National Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. The Huntington National Bank may not, without prior regulatory approval, pay a dividend in an amount greater than its undivided profits. As a result, for the year ended December 31, 2009 and for the nine months ended September 30, 2010, The Huntington National Bank did not pay any cash dividends to us and at December 31, 2009 or September 30, 2010, The Huntington National Bank could not have declared and paid any dividends to us without regulatory approval. We don’t believe that The Huntington National Bank will receive regulatory approval to pay dividends to us in the near future, and there can be no assurances that The Huntington National Bank will receive such approval at any time while the Notes are outstanding.

In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of The Huntington National Bank, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if The Huntington National Bank were to pay dividends. The Federal Reserve and the Office of the Comptroller of the Currency (the “OCC”) have issued policy statements generally requiring insured banks and bank holding companies to pay dividends only out of current operating earnings.

Payment of dividends could also be subject to regulatory limitations if The Huntington National Bank became “under-capitalized” for purposes of the OCC’s “prompt corrective action” regulations. “Under-capitalized” is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%. Throughout 2009 and for the nine months ended September 30, 2010, The Huntington National Bank was in compliance with all regulatory capital requirements and considered to be “well-capitalized.”

Holders of the Notes will have limited rights if there is an event of default.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency involving Huntington. There is no right of acceleration in the case of default in the payment of principal of or interest on the Notes or in the performance of any of our other obligations under the Notes or the Indenture governing the Notes.

The Indenture contains no financial covenants and does not contain a provision that would provide protection against a dramatic decline in credit quality.

The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving Huntington or its subsidiaries that may adversely affect the credit quality of Huntington.

Our credit ratings may not reflect all risks of an investment in the Notes.

Our credit ratings are an assessment of our ability to pay our obligations as they become due. Consequently, real or anticipated changes in our credit ratings will generally affect the trading value of the Notes. Our credit ratings, however, may not reflect the potential risks related to the market or other factors on the value of the Notes. Furthermore, because your return on the Notes depends upon factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the Notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

We cannot assure you that an active trading market will develop for the Notes.

Prior to this offering, there has been no trading market for the Notes, and we do not intend to apply for listing of the Notes on any securities exchange or to arrange for quotation on any interdealer quotation system. Although we have been informed by the underwriters that they intend to make a market in the Notes after the offering is completed, the underwriters may cease their market-making at any time without notice. In addition, the liquidity of the trading market in the Notes and the market price quoted for the Notes may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the Notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the Notes may be adversely affected. In that case you may not be able to sell your Notes at a particular time or you may not be able to sell your Notes at a favorable price.

There can be no assurance as to if or when the Series B Preferred Stock will be repurchased.

Subject to consultation with our banking regulators, and following consummation of our common stock and debt offerings, we intend to repurchase all of the 1,398,071 outstanding shares of our Series B Preferred Stock as described in “Use of Proceeds.” However, there can be no assurance as to the success of our offerings or if or when the Series B Preferred Stock will be repurchased. Until such time as the Series B Preferred Stock is repurchased, we will remain subject to the terms and conditions of the CPP and related documents. Among other things, our continued participation in the CPP subjects us to increased regulatory and legislative oversight, including with respect to executive compensation. These and any future oversight or legal requirements or implementing standards under the CPP may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on CPP participants such as ourselves.

As a result of our loan sale and securitization activity, we may be required to repurchase the loans and/or indemnify against losses related to material breaches of representations and warranties in our loan sales. We have a reserve for such losses, but if our reserve for losses is insufficient, we may incur additional repurchase losses in future periods, adversely affecting our operating results.

As described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management and Capital — Operational Risk” in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, we primarily conduct our loan sale and securitization activity with the Federal National Mortgage Association (“FNMA” or “Fannie Mae”) and the Federal Home Loan Mortgage Corporation (“FHLMC” or “Freddie Mac”). In connection with these and other securitization transactions, we make certain representations and warranties that the loans meet certain criteria, such as collateral type and underwriting standards. We may be required to repurchase the loans and/or indemnify these organizations against losses due to material breaches of these representations and warranties. We have a reserve for such losses, which is included in accrued expenses and other liabilities. At September 30, 2010, December 31, 2009, and September 30, 2009, this reserve was $18.0 million, $5.9 million, and $5.8 million, respectively. The reserve was estimated based on historical and expected repurchase activity, average loss rates, and current economic trends, including an increase in the amount of repurchase losses in recent quarters. If our reserve for losses is insufficient, including because our repurchase activity and average loss rates exceed our estimates, we may incur additional repurchase losses in future periods, adversely affecting our operating results.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents the consolidated ratio of earnings to fixed charges as defined in Item 503(d) of Regulation S-K for Huntington Bancshares Incorporated and its subsidiaries as defined in Item 503(d) of Regulation S-K. You should read these ratios in conjunction with the Exhibit 12.1 and other information in our Annual Report on Form 10-K for the year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which reports are incorporated by reference in this prospectus supplement.

	Nine Months
	Ended
	September 30,				Years Ended December 31,
	2010		2009		2009		2008		2007		2006		2005

Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	3.47	x	(24.07	)x	(22.69	)x	0.16	x	1.05	x	2.49	x	3.23	x
Including interest on deposits	1.46	x	(3.75	)x	(3.43	)x	0.77	x	1.02	x	1.48	x	1.79	x

CAPITALIZATION

The following table sets forth, on a consolidated basis, our capitalization as of September 30, 2010 on an actual basis and as adjusted to give effect to (1) this offering, (2) our common stock offering described under “Prospectus Supplement Summary — Common Stock Offering” and (3) our anticipated use of the proceeds from this offering and our common stock offering, along with available funds, to repurchase our Series B Preferred Stock. You should read the following table together with our consolidated financial statements and notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of September 30, 2010
				As Adjusted for
		As Adjusted for		Common Stock and
		Common Stock	As Adjusted for	Debt Issuances and
($ in thousands)	Actual	Issuance	Debt Issuance	TARP Repurchase(1)
	(Unaudited, dollars in thousands)

Debt
Deposits	$41,072,371	$41,072,371	$41,072,371	$41,072,371
Short-term borrowings	1,859,134	1,859,134	1,859,134	1,859,134
Federal Home Loan Bank advances	23,643	23,643	23,643	23,643
Other long-term debt (includes $422,294 at September 30, 2010 measured at fair value)(2)	2,393,071	2,393,071	2,393,071	2,393,071
Subordinated notes	1,202,568	1,202,568	1,502,568	1,502,568
Accrued expenses and other liabilities	1,128,586	1,128,586	1,128,586	1,128,586
Total liabilities	$47,679,373	$47,679,373	$47,979,373	$47,979,373
Shareholders’ equity
Preferred Stock — authorized 6,617,808 shares
5.00% Series B Non-voting, Cumulative Preferred Stock, par value of $0.01 and liquidation value per share of $1,000	$1,337,749	$1,337,749	$1,337,749	$0
8.50% Series A Non-cumulative Perpetual Convertible Preferred Stock, par value of $0.01 and liquidation value per share of $1,000	362,507	362,507	362,507	362,507
Common Stock — par value $0.01 per share and authorized 1,500,000,000 shares at September 30, 2010	7,180	8,640	8,640	8,640
Capital surplus	6,743,724	7,627,014	7,627,014	7,627,014
Less treasury shares, at cost	(8,969)	(8,969)	(8,969)	(8,969)
Accumulated other comprehensive loss	(28,396)	(28,396)	(28,396)	(28,396)
Retained (deficit) earnings	(2,846,392)	(2,846,392)	(2,846,392)	(2,906,714)
Total Shareholders’ Equity	$5,567,403	$6,452,153	$6,452,153	$5,054,082
Total Liabilities and Shareholders’ Equity	$53,246,776	$54,131,526	$54,431,526	$53,033,455
Capital Adequacy
Tangible common equity to total tangible assets	6.20%			7.80%
Tier 1 common risk-based capital ratio	7.39%			9.32%
Tier 1 risk-based capital ratio	12.82%			11.62%
Total risk-based capital ratio	15.08%			14.58%

(1)	Assumes issuance of 146,031,747 shares of common stock and $300 million of subordinated debt, and the repayment of $1.398 billion of Series B Preferred Stock.

(2)	Amounts represent certain assets and liabilities of a consolidated variable interest entity for which Huntington has elected the fair value option.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $296,075,000, after deducting estimated expenses and underwriting discounts and commissions.

Subject to consultation with our banking regulators, following consummation of this offering and our common stock offering, we will notify the U.S. Treasury of our intent to repurchase all of the 1,398,071 outstanding shares of our Series B Preferred Stock. If permitted to do so, we expect to fund a portion of any such repurchase with the net proceeds from this offering and other available funds, including the net proceeds from our common stock offering. See “Prospectus Supplement Summary — Common Stock Offering.” The Series B Preferred Stock would be repurchased at its $1,000 per share liquidation preference, plus accrued and unpaid dividends. We currently anticipate based on discussions with our banking regulators that we will be permitted to repurchase the Series B Preferred Stock following consummation of this offering and the common stock offering. However, there can be no assurance that we will be authorized and approved to repurchase the Series B Preferred Stock.

While we intend to use the net proceeds from this offering, together with the net proceeds from our common stock offering and other available funds, to repurchase the Series B Preferred Stock, the consummation of this offering is not conditioned upon the consummation of the common stock offering or the Series B Preferred Stock repurchase.

If we do not repurchase the Series B Preferred Stock, we will use the net proceeds from the sale of the Notes in this offering for general corporate purposes.

If we complete the repurchase of the Series B Preferred Stock, we may seek to repurchase the Warrant that we issued to the U.S. Treasury as a result of our participation in the CPP at a price to be negotiated with the U.S. Treasury. However, we may not decide or be able to do so and, if we do not repurchase the Warrant, the U.S. Treasury may exercise the Warrant or sell the Warrant to third parties.

DESCRIPTION OF THE NOTES

We will issue the Notes under a Subordinated Debt Indenture, dated as of December 29, 2005, between Huntington Bancshares Incorporated, as the issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, as supplemented by a First Supplemental Indenture to be dated as of December 17, 2010. We refer to this Subordinated Debt Indenture, as supplemented by the First Supplemental Indenture, as the “Indenture,” and we refer to The Bank of New York Mellon Trust Company, N.A., in its capacity as the trustee, as the “Trustee.” You may request a copy of the Indenture from us as described under “Information Incorporated by Reference.” The following summaries of certain provisions of the Notes and the Indenture do not purport to be complete and are subject to and qualified in their entirety by reference to all of the provisions of the Notes and the Indenture, including the definitions of certain terms used in the Indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the Notes.

General

The Notes will be unsecured, subordinated obligations of Huntington, and will mature on December 15, 2020 (which we refer to as the “Maturity Date”). The Notes are not subject to redemption at the option of Huntington or to repayment at the option of the holders prior to the Maturity Date, and no sinking fund will be provided for the Notes. Except as described below under “— Clearance and Settlement,” the Notes will be issued only in book-entry form and will be represented by one or more global notes (which we refer to as the “Global Notes”) registered in the name of The Depository Trust Company (which, along with its successors, we refer to as “DTC”) or its nominee. The Notes will be issued and may be transferred only in denominations of $2,000 or any amount in excess thereof that is an integral multiple of $1,000. See “— Clearance and Settlement.”

The Notes will bear interest at the rate of 7.000% per annum from December 17, 2010 until the principal of the Notes has been paid in full or a sum sufficient to pay the principal of the Notes has been made available for payment. Interest on the Notes will be payable semi-annually in arrears on June 15 and December 15 of each year, commencing on June 15, 2011, and on the Maturity Date (we refer to each as an “Interest Payment Date”). Payments will include interest accrued to (but excluding) the relevant Interest Payment Date. If the Maturity Date or any other Interest Payment Date falls on a day that is not a Business Day, the related payment will be made on the next succeeding Business Day with the same force and effect as if made on the day such payment was due, and no interest will accrue on the amount so payable for the period from and after such Maturity Date or other Interest Payment Date, as the case may be. Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. The term “Business Day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or required by law or executive order to be closed in The City of New York, New York and Chicago, Illinois.

Payment of principal on the Notes may be accelerated only in the case of certain events of bankruptcy or insolvency. See “— Events of Default; Limitation on Suits.”

No recourse will be available for the payment of principal of or interest on any Note, for any claim based thereon, or otherwise in respect thereof, against any stockholder, employee, agent, officer or director, as such, past, present or future, of Huntington or of any successor entity. The Indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The Indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the Notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization, or similar restructuring or any other event involving Huntington or its subsidiaries that may adversely affect the credit quality of Huntington.

The Notes and the Indenture are governed by, and shall be construed in accordance with, the laws of the State of New York.

The Notes are not deposits and are not insured or guaranteed by the FDIC or any other government agency. The Notes are solely obligations of Huntington and are neither obligations of, nor guaranteed by, The Huntington National Bank or any of Huntington’s other affiliates.

Subordination of the Notes

Our obligation to make any payment on account of the principal and interest on the Notes will be subordinate and junior in right of payment to our obligations to the holders of our Senior Debt. “Senior Debt” is defined in the Indenture to mean all of our:

•	indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes, or other written instruments;

•	obligations under letters of credit;

•	indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor, and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates; and

•	guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business), and other similar contingent obligations in respect of obligations of others of a type described in the preceding bullets, whether or not classified as a liability on a balance sheet prepared in accordance with accounting principles generally accepted in the United States;

in each case, whether outstanding on the date that we entered into the Indenture or arising after that time, and other than obligations ranking on a parity with the Notes or ranking junior to the Notes. As of September 30, 2010, we had no Senior Debt outstanding.

In the event of any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment of debt, composition, or other similar proceeding relating to Huntington or its property, any proceeding for the liquidation, dissolution, or other winding up of Huntington, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, any assignment by Huntington for the benefit of creditors or any other marshalling of the assets of Huntington, all of our obligations to holders of our Senior Debt will be entitled to be paid in full before any payment or distribution, whether in cash, securities or other property, can be made on account of the principal or interest on the Notes. Only after payment in full of all amounts owing with respect to Senior Debt will the holders of the Notes, together with the holders of any of our obligations ranking on a parity with the Notes, be entitled to be paid from our remaining assets the amounts due and owing on account of unpaid principal of and interest on the Notes. As of September 30, 2010, we had no Senior Debt, approximately $50.0 million of indebtedness ranking on a parity with the Notes and approximately $587.4 million of indebtedness ranking junior to the Notes.

In the event and during the continuation of any default in the payment of the principal of or any premium or interest on any Senior Debt beyond any applicable grace period with respect to such Senior Debt, or in the event that any event of default with respect to any Senior Debt shall have occurred and be continuing permitting the holders of such Senior Debt (or the Trustee on behalf of the holders of such Senior Debt) to declare such Senior Debt due and payable prior to the date on which it would otherwise have become due and payable, unless and until such event of default shall have been cured or waived or shall have ceased to exist and such acceleration shall have been rescinded or annulled, or in the event any judicial proceeding shall be pending with respect to any such default in payment or event of default, then no payment shall be made by Huntington on account of the principal of or interest on the Notes or on account of the purchase or other acquisition of any Notes.

By reason of the above subordination in favor of the holders of our Senior Debt, in the event of our bankruptcy or insolvency, holders of our Senior Debt may receive more, ratably, and holders of the Notes may receive less, ratably, than our other creditors.

As of September 30, 2010 we had a total consolidated indebtedness of $3.5 billion, including $2.9 billion of indebtedness of our subsidiaries. The Notes do not contain any limitation on the amount of Senior Debt or other obligations ranking senior to or pari passu with the indebtedness evidenced by the Notes that may be hereafter incurred by Huntington or its subsidiaries.

With respect to the assets of a subsidiary of Huntington, creditors of Huntington (including holders of the Notes) are structurally subordinated to the prior claims of creditors of such subsidiary, except to the extent that Huntington may be a creditor with recognized claims against such subsidiary.

Events of Default; Limitation on Suits

Under the Indenture, an Event of Default will occur with respect to the Notes only (1) if a court enters an order in an involuntary bankruptcy or insolvency proceeding that continues unstayed and in effect for a period of 60 consecutive days, (2) if Huntington commences a bankruptcy or insolvency proceeding or consent to the entry of an order in an involuntary bankruptcy or insolvency proceeding or (3) in the event of an appointment of a receiver, conservator or similar official for our principal banking subsidiary (currently, The Huntington National Bank).

If an Event of Default occurs and is continuing, the principal amount and interest shall become immediately due and payable. The foregoing provision would, in the event of the bankruptcy or insolvency involving Huntington, be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the Notes. At any time after a declaration of acceleration with respect to the Notes has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding Notes and other affected series of securities issued under the Indenture (we refer to the Notes and such other securities as the “Securities”), may rescind and annul the acceleration but only if certain conditions have been satisfied.

There is no right of acceleration in the case of a default in the payment of principal of or interest on the Notes or in our non-performance of any other obligation under the Notes or the Indenture. If we default in our obligation to pay any interest on the Notes when due and payable and such default continues for a period of thirty days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the Indenture, then the Trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of Notes of the performance of any covenant or agreement in the Indenture.

The Indenture provides that, subject to the duty of the Trustee upon the occurrence of an Event of Default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Notes unless such holders shall have offered to the Trustee reasonable indemnity or security against the costs, expenses and liabilities which may be incurred by it in complying with such request or direction. Subject to certain provisions, the holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No holder of Notes shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy under the Indenture, unless:

•	such holder has previously given written notice to the Trustee of a continuing Event of Default with respect to the Notes;

•	the holders of not less than 25% in principal amount of the Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture;

•	such holder or holders have offered to the Trustee reasonable indemnity against the costs, expenses, and liabilities to be incurred in complying with such request;

•	the Trustee for 60 days after its receipt of such notice, request, and offer of indemnity has failed to institute any such proceeding; and

•	no direction inconsistent with such written request has been given to the Trustee during such 60 day-period by the holders of a majority in principal amount of the outstanding Notes.

In any event, the Indenture provides that no one or more of such holders shall have any right under the Indenture to affect, disturb or prejudice the rights of any other holder, or to obtain priority or preference over any of the other holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all holders of Notes.

Modification and Waiver

The Indenture provides that we and the Trustee may modify or amend the Indenture with or, in certain cases, without the consent of the holders of a majority in principal amount of outstanding Notes and other affected Securities; provided, however, that any modification or amendment may not, without the consent of the holder of each outstanding Security affected thereby:

•	change the stated maturity of the principal of, or any installment of interest on, any Security;

•	reduce the principal amount or rate of interest of any Security;

•	change the place of payment where any Security or any interest is payable;

•	impair the right to institute suit for the enforcement of any payment on or after its stated maturity;

•	modify the provisions of the Indenture with respect to the subordination of the Securities in a manner adverse to the holders of the Securities; or

•	reduce the percentage in principal amount of the outstanding Securities the consent of whose holders is required for any supplemental indenture, or the consent of whose holders is required for any waiver of compliance with the provisions of or defaults under the Indenture and the consequences thereof under the Indenture.

In addition, the holders of a majority in principal amount of the outstanding Notes may, on behalf of all holders of Notes, waive compliance by us with certain terms, conditions and provisions of the Indenture, as well as any past default and/or the consequences of default, other than any default in the payment of principal or interest or any breach in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding Security of the affected series.

Further Issues

We may from time to time, without notice to or the consent of the holders of the Notes, create and issue further notes ranking pari passu with the Notes and with identical terms in all respects (or in all respects except for the offering price, the payment of interest accruing prior to the issue date of such further notes or except for the first payment of interest following the issue date of such further notes) in order that such further notes may be consolidated and form a single series with the Notes and have the same terms as to status, redemption or otherwise as the Notes.

Consolidation, Merger and Sale of Assets

The Indenture provides that we may not consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any person, and we may not permit any other person to consolidate with or merge into us or to convey, transfer or lease its assets substantially as an entirety to us, unless

•	if we consolidate with or merge into any other person or convey, transfer or lease our assets substantially as an entirety to any other person, the person formed by such consolidation or into which we merge, or the person that acquires our assets, is a corporation organized and validly existing under the laws of the United States of America, any of its states or the District of Columbia, which person must expressly assume, by a supplemental indenture, the due and punctual payment of the principal of and interest on the Notes and the performance or observance of our covenants under the Indenture;

•	immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of us or our subsidiaries as a result of such transaction as having been incurred by us or such subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

•	we have complied with our obligations to deliver certain documentation to the Trustee.

Clearance and Settlement

DTC, in this capacity, will act as securities depositary for the Notes. The Notes will be issued only as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One or more fully registered global security certificates, representing the total aggregate principal amount of Notes, will be issued and will be deposited with DTC and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the Notes, so long as the corresponding securities are represented by global security certificates.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act of 1934. DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, which, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to the DTC system is also available to others, referred to as “indirect participants”, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each beneficial owner of securities will be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by the depositary to Cede & Co., as nominee for DTC. DTC will forward the payments to its participants, who will then forward them to indirect participants or holders. Beneficial owners of securities other than DTC or its nominees will not be recognized by the relevant registrar, transfer agent, paying agent or trustee as registered holders of the securities entitled to the benefits of the indenture. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities; DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of redemption notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If less than all of the securities of any class are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to any securities unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts securities are credited on the record date (identified in a listing attached to the omnibus proxy).

DTC may discontinue providing its services as securities depositary with respect to the Notes at any time by giving reasonable notice to the issuer or its agent. Under these circumstances, in the event that a successor securities depositary is not obtained, certificates for the Notes are required to be printed and delivered. Huntington may decide to discontinue the use of the system of book-entry-only transfers through DTC (or a successor securities depositary). In that event, certificates for the Notes will be printed and delivered to DTC.

As long as DTC or its nominee is the registered owner of the global security certificates, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the global security certificates and all securities represented by these certificates for all purposes under the instruments governing the rights and obligations of holders of such securities. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates:

•	will not be entitled to have such global security certificates or the securities represented by these certificates registered in their names;

•	will not receive or be entitled to receive physical delivery of securities certificates in exchange for beneficial interests in global security certificates; and

•	will not be considered to be owners or holders of the global security certificates or any securities represented by these certificates for any purpose under the instruments governing the rights and obligations of holders of such securities.

All redemption proceeds, distributions and dividend payments on the securities represented by the global security certificates and all transfers and deliveries of such securities will be made to DTC or its nominee, as the case may be, as the registered holder of the securities. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from the issuer or its agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of that participant and not of DTC, the depositary, the issuer, the Trustee or any of their agents, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the issuer or its agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

Ownership of beneficial interests in the global security certificates will be limited to participants or persons that may hold beneficial interests through institutions that have accounts with DTC or its nominee. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by DTC or its nominee, with respect to participants’ interests, or any participant, with respect to interests of persons held by the participant on their behalf. Payments, transfers, deliveries, exchanges, redemptions and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by DTC from time to time. None of Huntington, the Trustee or any agent for any of them will have any responsibility or liability for any aspect of DTC’s or any direct or indirect participant’s records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising or reviewing any of DTC’s records or any direct or indirect participant’s records relating to these beneficial ownership interests.

Although DTC has agreed to the foregoing procedures in order to facilitate transfer of interests in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Huntington nor the Trustee will have any responsibility for the performance by DTC or its direct participants or indirect participants under the rules and procedures governing DTC.

Because DTC can act only on behalf of direct participants, who in turn act only on behalf of direct or indirect participants, and certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities to pledge them to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the the indenture, only at the direction of one or more participants to whose accounts with DTC the relevant securities are credited.

The information in this section concerning DTC and its book-entry system has been obtained from sources that Huntington believes to be accurate, but we assume no responsibility for the accuracy thereof.

Same-Day Settlement and Payment

Settlement for the Notes will be made in immediately available funds. The Notes will trade in DTC’s Same-Day Funds Settlement System until maturity and, therefore, DTC will require secondary trading activity in the Notes to be settled in immediately available funds. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing house or next-day funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity of the Notes.

Regarding the Indenture Trustee

The Bank of New York Mellon Trust Company, N.A. will act as Trustee for the Notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the Trustee in the ordinary course of business. Additionally, we maintain banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of business. These banking relationships include The Bank of New York Mellon Trust Company, N.A. and its affiliates serving as trustee under indentures involving our existing debt securities, serving as trustee of our trust preferred securities and general banking services. Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event of Default under the Notes, or upon the occurrence of a default under another indenture under which The Bank of New York Mellon Trust Company, N.A. serves as trustee, the Trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as Trustee under the Indenture. In that event, we would be required to appoint a successor trustee.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain United States federal income tax consequences of the acquisition, ownership and disposition of the Notes by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below), but does not purport to be a complete analysis of all potential tax considerations. This summary is based upon the United States Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), the Treasury Regulations promulgated under the Code (which we refer to as the “Regulations”), and administrative and judicial interpretations of the Code and the Regulations, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. This summary is limited to the tax consequences with respect to Notes that are purchased by an initial holder at their original issue price for cash and that are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address the tax consequences to subsequent purchasers of the Notes. We intend, and by acquiring any Notes each beneficial holder of a Note will agree, to treat the Notes as indebtedness for United States federal income tax purposes, and this summary assumes such treatment. This summary does not purport to deal with all aspects of United States federal income taxation that might be relevant to particular holders in light of their circumstances or status, nor does it address specific tax consequences that may be relevant to particular holders (including, for example, financial institutions, broker-dealers, traders in securities that elect mark-to-market treatment, insurance companies, partnerships or other pass-through entities, United States expatriates, tax-exempt organizations, U.S. Holders that have a functional currency other than the United States dollar, or persons who hold Notes as part of a straddle, hedge, conversion or other integrated financial transaction). In addition, this summary does not address tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address United States federal alternative minimum, estate and gift tax consequences or consequences under the tax laws of any state, local or foreign jurisdiction. We have not sought, and will not seek, any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in this summary, and we cannot assure you that the IRS will agree with such statements and conclusions.

If a partnership holds Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding Notes, you should consult your tax advisor.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. PROSPECTIVE PURCHASERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAXATION AND OTHER TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF THE NOTES, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Notes that is, for United States federal income tax purposes, (i) a citizen or individual resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of its substantial decisions or if a valid election to be treated as a United States person is in effect with respect to such trust. A “Non-U.S. Holder” is a beneficial owner of Notes that is neither a U.S. Holder nor a partnership for United States federal income tax purposes.

United States Federal Income Taxation of U.S. Holders

Payments of stated interest.  It is expected and this discussion assumes that either the issue price of the Notes will equal the stated redemption price of the Notes or the Notes will be issued with no more than a de minimis amount of original issue discount. Accordingly, stated interest on a Note will generally be taxable to a U.S. Holder as ordinary income at the time such interest is received or accrued, depending on the holder’s regular method of accounting for United States federal income tax purposes.

Disposition of the Notes.  Upon the sale, exchange or other taxable disposition of a Note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between (i) the sum of all cash plus the fair market value of all other property received on such disposition (except to the extent such cash or other property is attributable to accrued but unpaid interest, which is treated as interest as described above) and (ii) such holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note generally will equal the cost of the Note to such holder. Any gain or loss recognized on the disposition of a Note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Note is more than one year. Long-term capital gain of non-corporate U.S. Holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting.  For each calendar year in which the Notes are outstanding, we generally are required to provide the IRS with certain information, including the beneficial owner’s name, address and taxpayer identification number, the aggregate amount of interest paid to that beneficial owner during the calendar year and the amount of tax withheld, if any. This obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including tax-exempt organizations, provided that they establish entitlement to an exemption.

In the event that a U.S. Holder subject to the reporting requirements described above fails to provide its correct taxpayer identification number in the manner required by applicable law, or underreports its tax liability, we, our agent or paying agents, or a broker may be required to “backup” withhold at the applicable statutory rate on each payment on the Notes and on the proceeds from a sale of the Notes. The backup withholding obligation, however, does not apply with respect to payments to certain types of U.S. Holders, including tax-exempt organizations, provided that they establish entitlement to an exemption.

Backup withholding is not an additional tax and may generally be refunded or credited against the U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Holders should consult their own tax advisors regarding their qualifications for an exemption from backup withholding, and the procedure for establishing such exemption, if applicable.

United States Federal Income Taxation of Non-U.S. Holders

Payments of interest.  Subject to the discussion of backup withholding below, payments of interest on the Notes to a Non-U.S. Holder will generally not be subject to United States federal withholding tax under the “portfolio interest exemption,” provided that:

•	such payments are not effectively connected with the conduct of a United States trade or business, or in the case of an income tax treaty resident, a United States permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States;

•	the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the Non-U.S. Holder is not a controlled foreign corporation that, for United States federal income tax purposes, is related (within the meaning of Section 864(d)(4) of the Code) to us;

•	the Non-U.S. Holder is not a bank described in Section 881(c)(3)(A) of the Code; and

•	either (a) the beneficial owner of the Notes certifies on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the beneficial owner certifies to us or our agent, under penalties of perjury, that a properly executed IRS Form W-8BEN (or a suitable substitute form or successor form) has been received from the beneficial owner by it or by any such financial institution between it and the beneficial owner and furnishes us with a copy thereof.

If a Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” payments of interest made to such Non-U.S. Holder will be subject to a 30% United States federal withholding tax unless the beneficial owner of the Note provides a properly executed:

•	IRS Form W-8BEN (or a suitable substitute form successor form) claiming, under penalties of perjury, an exemption from, or reduction in, withholding tax under an applicable income tax treaty, or

•	IRS Form W-8ECI (or successor form) stating that interest paid on the Note is not subject to withholding tax because it is effectively connected with a United States trade or business or, if certain treaties apply, it is attributable to a permanent establishment or fixed base maintained in the United States of the beneficial owner (in which case such interest will be subject to regular graduated United States tax rates as described below).

Non-U.S. Holders should consult their own tax advisors about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge or reason to know that the statements on the form are false.

If interest on the Note is effectively connected with a United States trade or business of the beneficial owner (and if required by an applicable income tax treaty, attributable to a United States permanent establishment or fixed base), the Non-U.S. Holder, although exempt from the withholding tax described above, will be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a U.S. Holder. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (unless reduced by an applicable income tax treaty) in respect of such interest.

Disposition of the Notes.  No withholding of United States federal income tax will generally be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or other disposition of a Note (except to the extent such income is attributable to accrued but unpaid interest, which will be treated as interest as described above under “— Payments of interest”).

Except with respect to accrued and unpaid interest, a Non-U.S. Holder will not be subject to United States federal income tax on gain realized on the sale, exchange or other disposition of a Note unless the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, or such gain or income is effectively connected with a United States trade or business (and, if required by an applicable treaty, is attributable to a United States permanent establishment or fixed base). Accrued and unpaid interest realized on a sale, exchange or other disposition of a Note will be treated as discussed under “— Payments of interest.”

Backup withholding and information reporting.  United States backup withholding will not apply to payments of interest on a Note or proceeds from the sale or other disposition of a Note payable to a Non-U.S. Holder if the certification described in “— Payments of interest” is duly provided by such Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption, provided that the payor does not have actual knowledge that the holder is a U.S. person or that the conditions of any claimed exemption are not satisfied. Certain information reporting still may apply to interest payments even if an exemption from backup withholding is established. Copies of any information returns reporting interest payments and any withholding also may be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed.

Non-U.S. Holders should consult their own tax advisors regarding their particular circumstances and the availability of and procedure for establishing an exemption from backup withholding.

* * * * * * * * *

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF THE NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF UNITED STATES FEDERAL TAX ISSUES IN THIS PROSPECTUS SUPPLEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON SUCH HOLDERS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE ISSUER IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE ISSUER OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) HOLDERS OF NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

* * * * * * * * *

CERTAIN BENEFIT PLAN AND ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the acquisition and holding of the Notes by an employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (we refer to this Act as “ERISA”)) that is subject to Title I of ERISA, a plan described in Section 4975 of the Code, including an individual retirement account (we refer to an account of this type as an “IRA”) or a Keogh plan, a plan subject to provisions under applicable federal, state, local, non-U.S. or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (we refer to these similar laws as “Similar Laws”) and any entity whose underlying assets include “plan assets” by reason of any such employee benefit or retirement plan’s investment in such entity (each of which we refer to as a “Plan”).

General Fiduciary Matters.  ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan with its fiduciaries or other interested parties. In general, under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA or Section 4975(g)(3) of the Code) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code (but may be subject to similar prohibitions under Similar Laws).

In considering the acquisition, holding and, to the extent relevant, disposition of Notes with a portion of the assets of a Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues.  Section 406 of ERISA prohibits ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of Section 3(14) of ERISA, and Section 4975 of the Code imposes an excise tax on certain “disqualified persons,” within the meaning of Section 4975 of the Code, who engage in similar transactions, in each case unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, a fiduciary of an ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. In the case of an IRA, the occurrence of a prohibited transaction could cause the IRA to lose its tax-exempt status.

The underwriters or Huntington may be parties in interest or disqualified persons with respect to ERISA Plans and the purchase and/or holding of Notes may be characterized as an extension of credit by the purchaser or holder of Notes to Huntington. The acquisition, holding and, to the extent relevant, disposition of Notes by an ERISA Plan with respect to which the issuer or the underwriters (or certain of our or their affiliates) is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired, held and disposed of in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied at the time that the Notes are acquired by a purchaser, or thereafter, if the facts relied upon for utilizing a prohibited transaction exemption change.

Because of the foregoing, the Notes should not be acquired, held or disposed of by any person investing “plan assets” of any Plan, unless such acquisition, holding and disposition will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation.  Each purchaser and holder of Notes will be deemed to have represented and warranted that either, under ERISA or Similar Laws, (i) it is not a Plan, such as an IRA, and no portion of the assets used to acquire or hold the Notes constitutes assets of any Plan or (ii) the acquisition, holding and disposition of a Note will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws for which there is no applicable statutory, regulatory or administrative exemption.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes. The acquisition, holding and, to the extent relevant, disposition of Notes by or to any Plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by such Plans generally or any particular plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

We have entered into an underwriting agreement with Goldman, Sachs & Co., as representative of the underwriters named below, with respect to the Notes being offered pursuant to this prospectus supplement. Subject to certain conditions, each underwriter has agreed, severally but not jointly, to purchase the aggregate principal amount of Notes in this offering set forth next to its name in the following table.

Amount of
Underwriters	Securities
Goldman, Sachs & Co.	$144,000,000
Morgan Stanley & Co. Incorporated	60,000,000
Sandler O’Neill & Partners, L.P.	60,000,000
Barclays Capital Inc.	36,000,000

Total	$300,000,000

The following table shows the per Note and total underwriting discounts and commissions we will pay the underwriters.

Per Note	0.875%
Total	$2,625,000

Notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. Any Notes sold by the underwriters to securities dealers may be sold at a discount of up to 0.50% of the principal amount of the Notes. If all the Notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

There is currently no public trading market for the Notes. In addition, we have not applied and do not intend to apply to list the Notes on any securities exchange or to have the Notes quoted on a quotation system. The underwriters have advised us that they intend to make a market in the Notes. However, they are not obligated to do so and may discontinue any market-making in the Notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the Notes will develop, that you will be able to sell your Notes at a particular time, or that the price you receive when you sell will be favorable.

In connection with this offering of the Notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the Notes in the open market for the purpose of pegging, fixing, or maintaining the price of the Notes. Syndicate covering transactions involve purchases of the Notes in the open market after the distribution has been completed in order to cover short positions. The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representative has repurchased Notes sold by or for the account of such underwriter in stabilizing or syndicate covering transactions. Stabilizing transactions and syndicate covering transactions, and together with the imposition of a penalty bid, may cause the price of the Notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Conflicts of Interest

Our affiliate, The Huntington Investment Company, is a member of FINRA and is participating in the distribution of the Notes. The distribution arrangements for this offering comply with the requirements of NASD Conduct Rule 2720, as administered by FINRA, regarding a FINRA member’s firm participation in the distribution of securities of an affiliate. In accordance with Rule 2720, no FINRA member firm that has a conflict of interest under Rule 2720 may make sales in this offering to any discretionary account without the prior approval of the customer. Our affiliates, including The Huntington Investment Company, may use this prospectus supplement and the accompanying prospectus in connection with offers and sales of the Notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) they have not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that they may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representative for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (we refer to this Act as the “FSMA”)) received by it in connection with the issue or sale of the Notes in circumstances in which Section 21(1) of the FSMA does not apply to Huntington and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

The Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and the underwriters have agreed that they will not offer or sell any Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.3 million.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

VALIDITY OF NOTES

The validity of the Notes we are offering will be passed upon for us by Wachtell, Lipton, Rosen & Katz. Additionally, certain legal matters relating to the offering will be passed upon for us by Venable

LLP, Baltimore, Maryland. Certain legal matters will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements incorporated in this prospectus supplement by reference from Huntington’s Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of Huntington Bancshares Incorporated’s internal control over financial reporting for the year ended December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference herein and elsewhere in the Registration Statement. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

Huntington Bancshares Incorporated

Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Junior Subordinated Debt Securities
Warrants
Guarantees
Stock Purchase Contracts for Preferred Stock

Huntington Capital III

Trust Preferred Securities

Huntington Capital IV
Huntington Capital V
Huntington Capital VI

Trust Preferred Securities
Normal Securities
Stripped Securities
Capital Securities

Huntington Center
41 South High Street
Columbus, Ohio 43287
(614) 480-8300

This prospectus is dated January 13, 2009. The securities listed above may be offered and sold, from time to time, by Huntington Bancshares Incorporated (which may be referred to as “we” or “us”), or by Huntington Capital III, Huntington Capital IV, Huntington Capital V, and Huntington Capital VI (the “Trusts,” and, collectively with us, the “Issuers”) and/or one or more selling securityholders to be identified in the future in amounts, at prices, and on other terms to be determined at the time of the offering. The applicable Issuer will describe the specific terms and manner of offering of these securities in a supplement to this prospectus. The prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest. Each of the Trusts is a statutory trust formed under the laws of the State of Delaware.

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “HBAN.” Our 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock is listed and traded on the NASDAQ under the symbol “HBANP.”

These securities are unsecured obligations of the applicable Issuer and are not savings accounts, deposits, or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we and the Trusts filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration or continuous offering process. Under this shelf process, we and/or the Trusts or one or more selling securityholders to be identified in the future may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

The following securities may be offered from time to time:

•	common stock;

•	preferred stock;

•	depositary shares;

•	debt securities;

•	junior subordinated debt securities;

•	warrants;

•	guarantees; or

•	stock purchase contracts for preferred stock.

Each of the Trusts may sell trust preferred securities — and Huntington Capital IV, Huntington Capital V and Huntington Capital VI may sell normal securities, stripped securities and capital securities — representing undivided beneficial interests in all or certain assets of the Trusts, which may be guaranteed by us. In addition, any combination of the securities described in this paragraph may be sold in one or more offerings from time to time by one or more selling securityholders to be identified in the future.

Each time we or the Trusts sell securities, the applicable Issuer will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement may include a discussion of any risk factors or other special considerations that apply to those securities. The prospectus supplement may also add, update, or change the information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the headings “Where You Can Find More Information” and “Information Incorporated by Reference.”

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

You should rely only on the information the Issuers incorporate by reference or present in this prospectus or the relevant prospectus supplement. The Issuers have not authorized anyone else, including any underwriter or agent, to provide you with different or additional information. The Issuers may only use this prospectus to sell securities if it is accompanied by a prospectus supplement which includes the specific terms of that offering. The Issuers are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

The Issuers may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by the Issuers directly or through dealers or agents designated from time to time. If any of the Issuers, directly or through agents, solicit offers to purchase the securities, the applicable Issuer reserves the sole right to accept and, together with its agents, to reject, in whole or in part, any of those offers.

The prospectus supplement will contain the names of the underwriters, dealers, or agents, if any, together with the terms of offering, the compensation of those underwriters, dealers, or agents, and the net proceeds to us. Any underwriters, dealers, or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933.

One or more of our subsidiaries, including The Huntington Investment Company, may buy and sell any of the securities after the securities are issued as part of their business as a broker-dealer. Those subsidiaries may use this prospectus and the related prospectus supplement in those transactions. Any sale by a subsidiary will be made at the prevailing market price at the time of sale.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our website at http://www.huntington.com. Except for those SEC filings incorporated by reference in this prospectus, none of the other information on our website is part of this prospectus. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street N.E., Washington, D.C. 20549. You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits included in the registration statement for further information about us and the Trusts and the securities offered by us and the Trusts. Statements in this prospectus concerning any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference much of the information that we file with it, which means that we can disclose important information to you by referring you to those publicly available documents. The information that we incorporate by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file in the future with the SEC will automatically modify, supersede or update this prospectus. In other words, in the case of a conflict or inconsistency between information in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

This prospectus incorporates by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement related to this prospectus until the termination of the offering of these securities:

•	Annual Report on Form 10-K for the year ended December 31, 2007 (including information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement filed on March 10, 2008);

•	Quarterly Reports on Form 10-Q for the periods ending September 30, 2008, June 30, 2008, and March 31, 2008;

•	Current Reports on Form 8-K filed on November 18, 2008; November 14, 2008; November 10, 2008; October 27, 2008; October 16, 2008; August 18, 2008; August 1, 2008; July 22, 2008; July 17, 2008; June 20, 2008; May 8, 2008; May 6, 2008 (two Current Reports); April 22, 2008 (two Current Reports); April 16, 2008; March 17, 2008, March 7, 2008, March 6, 2008, March 4, 2008 (which amends the Current Report on Form 8-K dated July 1, 2007), February 28, 2008, January 22, 2008, January 17, 2008, January 10, 2008, and January 3, 2008;

•	The description of our common stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on April 28, 1967, including any subsequently filed amendments and reports updating such description; and

•	The description of our 8.50% Series A Non-Cumulative Perpetual Convertible Preferred Stock, which is registered under Section 12 of the Securities Exchange Act, in our Form 8-A filed with the SEC on May 19, 2008, including any subsequently filed amendments and reports updating such description.

Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules.

Upon written or oral request, we will provide — at no cost to the requester — a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. You may make a request by writing to the following address or calling the following telephone number:

Jay Gould Sr.
Investor Relations
Huntington Bancshares Incorporated
41 South High Street
Columbus, Ohio 43287
Phone: (614) 480-4060

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contains or incorporates by reference forward-looking statements about the Issuers that are intended to be subject to the safe harbors created under U.S. federal securities laws. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements; however, these words are not the exclusive means of identifying such statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.

By their nature, forward-looking statements are subject to numerous assumptions, risks, and uncertainties. A number of factors could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements. These factors include, but are not limited to, those which may be set forth in the accompanying prospectus supplement and those under the heading “Risk Factors” included in our Annual Reports on Form 10-K, and other factors described in our periodic reports filed from time to time with the Securities and Exchange Commission. Actual results, performance or achievement could differ materially from those contained in these forward-looking statements for a variety of reasons, including, without limitation, those discussed under “Risk Factors” in the applicable prospectus supplement and in other information contained in our publicly available filings with the SEC. Other unknown or unpredictable factors also could have a material adverse effect on us and/or the Trusts’ business, financial condition and results of operations.

We and the Trusts encourage you to understand forward-looking statements to be strategic objectives rather than absolute forecasts of future performance. Forward-looking statements speak only as of the date they are made, and are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Neither we nor the Trusts are under any obligation or intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise, even if future events or experiences make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Please carefully review and consider the various disclosures made in the applicable prospectus supplement and in our other reports filed with the SEC that attempt to advise interested parties of the risks and factors that may affect our and/or the Trusts’ business, results of operations, financial condition or prospects.

HUNTINGTON BANCSHARES INCORPORATED

We are a multi-state diversified financial holding company organized under Maryland law in 1966 and headquartered in Columbus, Ohio. Through our subsidiaries, including our bank subsidiary, The Huntington National Bank, organized in 1866, we provide full-service commercial and consumer banking services, mortgage banking services, automobile financing, equipment leasing, investment management, trust services, brokerage services, customized insurance service programs, and other financial products and services. Our banking offices are located in Ohio, Michigan, Pennsylvania, Indiana, West Virginia, and Kentucky. Selected financial service activities are also conducted in other states including: Auto Finance and Dealer Services offices in Arizona, Florida, New Jersey, Tennessee, and Texas; Private Financial and Capital Markets Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. Huntington Insurance offers retail and commercial insurance agency services in Ohio, Pennsylvania, Michigan, Indiana, and West Virginia. International banking services are available through the headquarters office in Columbus and limited purpose offices located in the Cayman Islands and Hong Kong.

As a registered financial holding company, we are subject to the supervision of the Federal Reserve. We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries.

We are a separate and distinct legal entity from our bank and other subsidiaries. Our principal source of funds to make payments on securities is dividends from The Huntington National Bank. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval. At September 30, 2008, The Huntington National Bank could not have declared and paid any additional dividends to us without regulatory approval. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. The notes to our consolidated financial statements contained in our annual and quarterly filings with the SEC, which are incorporated by reference into this prospectus, describe the legal and contractual restrictions on the ability of our subsidiaries to make payment to us of dividends, loans, or advances.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities by an Issuer will be added to our general funds and will be available for general corporate purposes, including, among other things:

•	the repayment of existing indebtedness,

•	the repurchase of our common stock,

•	investments in, or extensions of credit to, our existing or future subsidiaries, and

•	the financing of possible acquisitions.

Pending such use, we may temporarily invest the net proceeds in short-term securities or reduce our short-term indebtedness, or we may hold the net proceeds in deposit accounts in our subsidiary bank.

Based upon our historical and anticipated future growth and our financial needs, we may engage in additional financings of a character and amount that we determine as the need arises.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges for the last five fiscal years, and for the latest interim period for which financial statements are presented in this document, are indicated below.

	Nine Months Ended		Twelve Months Ended
	September 30,		December 31,
	2008		2007		2006		2005		2004		2003

Ratio of Earnings to Fixed Charges
Excluding interest on deposits	2.59	x	1.05	x	2.49	x	3.23	x	3.88	x	3.91	x
Including interest on deposits	1.43	x	1.02	x	1.48	x	1.79	x	2.23	x	2.12	x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
Excluding interest on deposits	2.47	x	1.05	x	2.49	x	3.23	x	3.88	x	3.91	x
Including interest on deposits	1.42	x	1.02	x	1.48	x	1.79	x	2.23	x	2.12	x

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the offered securities may, subject to certain legal restrictions, be held by (i) pension, profit sharing, and other employee benefit plans which are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, accounts, and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under federal, state, local, non-U.S., or other laws or regulations that are similar to any of the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and (iii) entities whose underlying assets are considered to include “plan assets” of any such plans, accounts, or arrangements. Section 406 of ERISA and Section 4975 of the Code prohibit plans from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to such pension, profit sharing, or other employee benefit plans that are subject to Section 406 of ERISA or Section 4975 of the Code. A violation of these prohibited transaction rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory, class, or administrative exemption. A fiduciary of any such plan, account, or arrangement must determine that the purchase and holding of an interest in the offered securities is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, or a violation under any applicable Similar Laws.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for the Issuers by Wachtell, Lipton, Rosen & Katz and Venable LLP. Richards, Layton & Finger, P.A., special Delaware counsel to the Trusts, will pass upon certain legal matters for the Trusts. Unless otherwise provided in the applicable prospectus supplement, certain legal matters will be passed upon for any underwriters or agents by their own counsel.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2007 and the effectiveness of Huntington Bancshares Incorporated’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment, SFAS No. 156, Accounting for Servicing of Financial Assets, and SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, in 2006, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$300,000,000

Huntington Bancshares Incorporated

7.000% Subordinated Notes due 2020

Sole Book-Running Manager
Goldman, Sachs & Co.

Joint Lead Managers

Morgan Stanley	Sandler O’Neill + Partners, L.P.
Co-Manager
Barclays Capital